Exhibit 99.1

Final

UTSTARCOM AUDIT COMMITTEE CONCLUDES INDEPENDENT INVESTIGATION

The Company Will Restate its Financial Statements for 2003 Through 2005 With an Aggregate Reduction in Total Revenue of $49.6 million and Net Income of $11.8 million Over the Restatement Period. No Changes in Cash Balances Expected

The Company Continues to Expect To File its Annual Report on Form 10-K for the Year Ended 2005 on or about June 1, 2006

ALAMEDA, Calif., May 24, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), announced today that the Audit Committee of the Board of Directors of the Company has concluded its independent investigation with regard to the circumstances surrounding the previously disclosed premature recognition of revenue on a contract with a customer in India and a number of certain other transactions. As a result of the findings of the investigation, the Company will restate revenues and earnings for the fiscal years ended 2003 and 2004, and for each fiscal quarter within these fiscal years, and for the first three quarters of 2005. The aggregate impact of the error corrections over the restatement periods have the effect of reducing previously reported revenue by approximately $49.6 million and net income by approximately $11.8 million. No changes in cash balances are expected as a result of the restatements. The Company expects that the revenue it has deferred as a result of these restatements will be recognized in periods subsequent to fiscal 2005.

All restated financial information for fiscal 2003 and 2004, and for each fiscal quarter within these fiscal years, and the first three quarters of fiscal 2005 will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”), which the Company expects to file on or about June 1, 2006.

Audit Committee Investigation:

As outlined in the Company’s press releases dated February 9, 2006, March 16, 2006, and May 18, 2006, the Audit Committee of the Board of Directors of the Company conducted an investigation, with the assistance of independent counsel and forensic accountants, with regard to the circumstances surrounding the premature recognition of revenue on a contract with a customer in India and certain other transactions.

Specifically, it was determined that the Company prematurely recognized approximately $22 million in revenue on the India contract, with associated gross margins of less than one million dollars. Management has concluded that certain information was withheld from management and the Company’s auditors at the time revenue was originally recorded, which resulted in inappropriate revenue recognition during several of the quarters from 2003 through 2005.

Additionally, as a result of this investigation, management has also identified a limited number of certain other transactions which also require adjustment. These adjustments relate primarily to contracts where management has determined that revenue was prematurely recognized because certain elements of these contracts were undelivered at the time of the original recognition. Specifically, UTStarcom management identified instances where all the relevant documentation pertaining to these contracts was not previously made available for evaluation at the time of original revenue recognition.

The Company analyzed all the pertinent quantitative and qualitative factors surrounding these transactions and determined that previously issued financial statements should be restated for the fiscal years ended 2003 and 2004, and for each fiscal quarter within these fiscal years, and for the first three quarters of 2005. Accordingly, all previously filed financial statements for these time periods should no longer be relied upon until such financial statements have been restated.

Restatement Impacts (Preliminary)

$ in millions, except per share amount

	2003				2004
	Previously Reported	As Restated	Adjustment	Percent	Previously Reported	As Restated	Adjustment	Percent

Net Sales	$1,965.2	$1,941.2	$(24.0)	(1.2)%	$2,703.6	$2,684.4	$(19.2)	(0.7)%

Net Income/(Loss)	$215.5	$209.9	$(5.6)	(2.6)%	$73.4	$69.8	$(3.6)	(4.9)%

Diluted Earnings/(Loss) per Share	$1.75	$1.70	$(0.05)	(2.9)%	$0.56	$0.54	$(0.02)	(3.6)%

	Nine Months Ended September 30, 2005
	Previously Reported	As Restated	Adjustment	Percent

Net Sales	$2,260.1	$2,253.7	$(6.4)	(0.3)%

Net Income/(Loss)	$(439.4)	$(442.0)	$(2.6)	(0.6)%

Diluted Earnings/(Loss) per Share	$(3.79)	$(3.81)	$(0.02)	(0.5)%

Details of all the financial restatements above will be reflected in the Company’s 2005 Form 10-K which is expected to be filed on or about June 1, 2006.

Management’s Assessment of Effectiveness of Internal Controls

Management has determined that due to the continued existence of certain previously identified material weaknesses, the Company’s management will conclude in its “Management Report on Internal Control Over Financial Reporting” to be included in the 2005 Form 10-K, that the Company’s internal control over financial reporting was not effective as of December 31, 2005. Also, as a result of these material weaknesses, the Company’s management believes that the report of its independent registered public accounting firm will contain an adverse opinion with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated restatements of revenue and net income for the fiscal years ended 2003 and 2004, and for each fiscal quarter within these fiscal years, and for the first three quarters of fiscal 2005, the impact of such restatements and the anticipated timing for the Company to file its 2005 Form 10-K. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include possible accounting entries and adjustments that may be made to the Company’s financial statements as part of the restatements. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560